Exhibit 99.2
Operator:
Good afternoon ladies and gentlemen and welcome to the TranS1 conference call. As a reminder this conference is being recorded. It is now my pleasure to introduce your host, Mr. Mark Klausner, of Westwicke Partners
Mark Klausner, Investor Relations, Westwicke Partners
Thanks operator.
Joining us on today’s call are TranS1’s President and Chief Executive Officer Ken Reali and Chief Financial Officer, Joe Slattery.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements relating to the Company’s reimbursement strategy, which are based on management’s current beliefs and assumptions. It is the Company’s intention that these statements be covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control. For a discussion of the most significant risks and uncertainties associated with the Company’s business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. The Company undertakes no obligation to update information provided on this call.
With that it’s my pleasure to turn the call over to TranS1’s President and CEO, Ken Reali
Ken Reali
Thanks Mark. Good morning and thank you for joining us today. We will be conducting our fourth quarter business and financial update later in the month, on February 22. Today, we would like to provide a focused update on our reimbursement strategy.
As many of you know, our reimbursement strategy consists of two mutually exclusive activities — obtaining positive coverage decisions from payors and graduating the current category III CPT T-code to a category 1 CPT code for AxiaLIF.
On the payor side, in early January, we filed an 8-K reporting a recent positive coverage by Humana for AxiaLIF. Humana has over 10 million covered lives and is regionally concentrated in the South, South West and Midwest in the United States. Humana’s footprint aligns very well with regions of the country where our direct sales team is experienced and we also have complementary independent distributors. We are currently working closely with

Humana on proper coding of our T-code to ensure efficient processing of physician reimbursement.
We believe the positive news from Humana validates our approach to achieving payor coverage. We are currently engaged in a number of discussions with other payors and are currently focused primarily on mid-sized regional payors. In this first phase of our reimbursement plan we are focused on mid-tier payors where we have surgeon advocates for AxiaLIF with adequate case history to have an effective dialogue. These primary targets represent approximately 25-30 million covered lives, and this list continues to grow as we gain momentum with this process. While it is difficult to predict the timing of receiving additional positive coverage decisions from these payors, we are confident in our ability to garner positive coverage over time in the payor arena following the successful Humana announcement.
One of the factors in our decision to initially focus on mid-tier payors is to allow time for our body of clinical publications to grow as papers progress through the peer-review process. As more papers publish and we see positive coverage momentum, we plan to expand our target list beyond regions with a favorable customer profile and focus more activity on larger national payors. At the moment, our clinical papers list includes one paper recently accepted for publication, seven papers in the peer review process and several more that we expect to be submitted for peer review during 2011.
Moving on to the strategy of CPT coding, on our last investor call, we discussed criteria necessary to consider participating in the February AMA CPT meeting. At that time, there were two publications in the peer review process that we felt were necessary in order to seek spine society support for graduating the T code. Currently, these papers remain in the peer review process, and, as such, we have decided not to participate in the upcoming meeting. Under our current plan, we hope to graduate to a Category 1 code on January 1, 2013. In order to meet this objective, we have to have a successful outcome from any of the June, 2011, October, 2011 or February 2012 AMA CPT meetings. Based on the current pipeline of publications, we are targeting the October, 2011 CPT meeting, as there is little to gain by attending the June 2011 meeting while the October meeting gives us more time to align the needed support.
To summarize, we believe the favorable Humana coverage decision will be the first of many from the payor community. It is our hope that a steady stream of positive payor reimbursement will create a runway for steady revenue growth in the business going forward. We also believe that we have a well defined path to a Category 1 CPT code for AxiaLIF on January 1, 2013.
With that, we would like to open the call up to take your questions.

Ken (after questions):
Let me close by thanking all of you for taking the time to join us on our call today. We sincerely appreciate your interest in TranS1 and look forward to updating you on our continued progress during our 4th quarter conference call on February 22nd.